EXHIBIT 4.1

                           CLICKABLE ENTERPRISES, INC.

                            2004 STOCK INCENTIVE PLAN

                                   ARTICLE I.

                        PURPOSE AND ADOPTION OF THE PLAN

     1.1. Purpose. The purpose of the Clickable Enterprises, Inc. 2004 Stock Incentive Plan (hereinafter referred to as the "Plan") is to assist in attracting, retaining and compensating highly competent key employees, non-employee directors and consultants and to act as an incentive in motivating selected key employees, non-employee directors and consultants of Clickable Enterprises, Inc. to achieve long-term corporate objectives, as well as to reduce debts of the Company through the issuance of Common Stock rather than the payment of cash.

     1.2. Adoption and Term. The Plan has been approved by the Board of Directors (hereinafter referred to as the "Board") of Clickable Enterprises, Inc. (hereinafter referred to as the "Company"), effective as of January 1, 2004. The Plan shall remain in effect until terminated by action of the Board.

                                   ARTICLE II.

                                     SHARES

     2.1. Number of Shares Issuable. The total number of shares initially authorized to be issued under the Plan shall be 10,000,000 shares of common stock of the Company, par values $0.001 per share ("Common Stock").

                                  ARTICLE III.

                                  PARTICIPATION

     3.1. Eligible Participants. Participants in the Plan shall be such key employees, consultants, and non-employee directors of the Company as the Board, in its sole discretion, may designate from time to time. The Board's issuance of Common Stock to a participant in any year shall not require the Board to designate such person to receive Common Stock in any other year. The Board shall consider such factors as it deems pertinent in selecting participants and in determining the amount of Common Stock to be issued.
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Exhibit 23.1
               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
Clickable Enterprise, Inc. and Subsidiaries


We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated August 12, 2003, relating to the consolidated financial statements of Clickable Enterprise, Inc. and Subsidiaries (formerly Achievement Tec Holdings, Inc. and Subsidiaries) which appears in Clickable Enterprise, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission on September 12, 2003.





                                                  /s/WEINBERG & COMPANY, P.A.
                                                   Certified Public Accountants


Boca Raton, Florida
February 4, 2004